UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2019

READING INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Nevada	1-8625	95-3885184
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5995 Sepulveda Boulevard, Suite 300, Culver City, California	90230
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 213-235-2240

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01Other Events

Appellate Court’s Order regarding Appointment of Trustee Ad Litem

On April 15, 2019, the California Court of Appeals struck down the California Trial Court’s order appointing a trustee ad litem to solicit offers for the purchase of a controlling interest in our Company.   The basis for that disposition was the Court’s determination that Mr. James J. Cotter, Jr., lacks standing to seek the appointment of such a trustee ad litem.   The Court noted that Mr. Cotter, Jr., is neither a trustee of nor a beneficiary of the trust established to hold such controlling interest and, accordingly, determined that he lacked any standing to bring before the trial court matters relating to the internal affairs of that trust, such as the appointment of a trustee ad litem.   The Court of Appeals also noted, in an observation not material to the specific grounds on which the California Trial Court’s order was struck down, but nevertheless likely to be given weight by the court below, that “the plain language [of the Trust Document] appears to show that the settlor [Mr. Cotter, Sr.] instructed the Trustee [Margaret Cotter] not to diversify [i.e. not to sell the voting shares held by the trust].”

Ms. Margaret Cotter has advised the Board that she does not intend to sell the controlling interest in our Company at this time, and that it is her current intention that the Trust hold such controlling interest as provided in the Trust Document “as long as possible.”

We are informed that the Court of Appeal’s Order becomes final 30 days after issuance and that a party has 15 days to seek rehearing.

Patton Vision Indication of Interest

On March 25, 2019, Patton Vision sent a letter to Ms. Ellen Cotter in her capacity as our Chief Executive Officer, in which it extended its previously communicated indication of interest in our Company [characterized as the “Proposal”] through the resolution of the above referenced legal proceedings  relating to a possible sale of control of our Company “and a reasonable period of time thereafter,” in order to allow our Board of Directors time to consider the Proposal in the context of a determination as a result of those legal proceedings by the trustee of the trust to effect a change of control transaction.

As previously reported, on March 14, 2019, our Board of Directors approved the Company’s three-year Strategic Plan to focus across the U.S., Australia and New Zealand on the upgrading of our existing cinemas to add luxury recliner seating, TITAN branded auditoriums and enhanced F&B options, the development in appropriate markets of new cinema opportunities, and the continued development and/or redevelopment of our current real estate assets.

After considering the approval of the Strategic Plan, our Board concluded that the interests of our Company and our stockholders would be best served by the continued pursuit of our Strategic Plan as an independent company and that it had no interest in considering any sale process at that time. Accordingly, we advised Patton Vision that our Board does not have any present interest in engaging in discussions regarding their unsolicited indication of interest in the sale of our Company.

In light of the California Court of Appeals decision, Ms. Margaret Cotter’s advice that she does not intend to pursue a sale of a controlling interest in our Company at this time, and those matters referenced above, our Board has no plans to consider further Patton Vision’s “Proposal.”

Item 9.01Financial Statements and Exhibits

Exhibit No.	Description

99.1

 California Court of Appeals Order dated April 15, 2019 in the matter In Re:  James J. Cotter, Living Trust, Ellen Marie Cotter, Margaret Cotter, Petitioners, vs. James J. Cotter, Jr., Respondent, Case No: BP159755

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Reading International, Inc.

Date: April 19, 2019	/s/ Ellen M. Cotter
Ellen M. Cotter, President and Chief Executive Officer